Exhibit 10.4A




                         Mobius Management Systems, Inc.
                 Non-Employee Directors' 1998 Stock Option Plan
                                 Amendment No. 1

                  Pursuant to Section 10 of the Mobius Management Systems, Inc. Non-Employee Directors' 1998 Stock Option Plan (the "Plan"), and in accordance with the resolutions of the Board of Directors of Mobius Management Systems, Inc. adopted on June 8, 2001, Section 8 of the Plan is amended to read in its entirety as follows:

8.       Termination of Directorship

(a) If an optionee's membership on the Board terminates for any reason other than death, the optionee may exercise any outstanding option to the extent that the optionee was entitled to exercise it on the date of termination. Exercise must occur within three months after termination, except that the three-month period shall be increased to one year if the termination is by reason of disability, but in no event after the expiration date of the option.

(b) If an optionee dies while serving on the Board, or during the period in which an option is exercisable pursuant to paragraph (a) of this Section 8, any outstanding option shall be exercisable to the extent that the optionee was entitled to exercise it on the date of death. Exercise must occur by the earlier of the first anniversary of death or the expiration date of the option. Such exercise shall be made only by the optionee's executor or administrator, unless the optionee's will specifically disposes of the option, in which case exercise shall be made only by the recipient of such specific disposition. If an optionee's personal representative or the recipient of a specific disposition under the optionee's will shall be entitled to exercise any award pursuant to the preceding sentence, such representative or recipient shall be bound by all the terms and conditions of the Plan and the applicable agreement which would have applied to the optionee including, without limitation, the provisions of
Section 11 hereof.

(c) Notwithstanding paragraphs (a) and (b) of this Section 8, if an optionee has either (i) served as a Director of the Corporation for three or more years or
(ii) has served as a Director of the Corporation during its initial public offering, then upon the termination of the optionee's membership on the Board, for any reason, the optionee may exercise any outstanding options to the extent that the optionee was entitled to exercise it on the date of termination. Exercise must occur within three years after termination, but in no event after the expiration date of the option.

(d) Upon expiration of the applicable three-month, one-year, or three-year period described in paragraphs (a), (b) or (c) of this Section 8, any unexercised option shall be null and void.